Exhibit 5.1
December 31, 2009
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Ladies and Gentleman:
     In accordance with Item 601(b)(5) of Regulation S-K, I am furnishing this opinion to you in my capacity as Associate General Counsel, Corporate & Securities to Nuance Communications, Inc. (the “Company”) in connection with the filing of a supplement to the prospectus dated December 31, 2009 (the “Prospectus Supplement”), that forms a part of the Company’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2007 (the “Registration Statement”), to be filed by the Company with the SEC under the Securities Act of 1933, as amended, and relating to the resale of up to 2,299,311 shares (the “Registered Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), by the selling stockholders named therein.
     In connection with the opinion expressed below, I have been furnished with and have examined originals, or copies certified or otherwise identified to my satisfaction, of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement, the Prospectus Supplement and such other records, certificates and documents of the Company as I have deemed necessary or appropriate for the purpose of this opinion.
     I am an attorney admitted to practice in the Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based upon the foregoing, I am of the opinion that the Registered Shares are validly issued, fully paid and non-assessable shares of Common Stock.
     This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and I assume no obligation to update this opinion after the date hereof. I hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K, to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement.

Very truly yours,
/s/ Garrison R. Smith
Garrison R. Smith
Associate General Counsel, Corporate & Securities